Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-2 Nos. 333-117628 and 333-124488) of Unify Corporation of our report dated May 19, 2005, with respect to the consolidated financial statements and the 2005 schedule of Unify Corporation as of and for the year ended April 30, 2005 included in its Annual Report on Form 10K as filed on or about July 28, 2005 with the Securities and Exchange Commission.

/s/ GRANT THORNTON LLP
Reno, Nevada
July 26, 2005